                                                                     EXHIBIT 2.1

                              ACQUISITION AGREEMENT


         THIS ACQUISITION AGREEMENT (this "Agreement") is made and entered into as of May 15, 1998, among the undersigned persons (collectively, the "Sellers"), being the holders of all the outstanding capital interests of Cats computer aided technologies, Computeranwendungen in der Fertigungssteuerung GmbH, a limited liability company organized under the laws of the Federal Republic of Germany (the "Company"), each such Seller being an individual residing in, and a citizen of, the Federal Republic of Germany, TSP AURIGA VERMoGENSVERWALTUNGS GMBH, a limited liability company organized and existing under the laws of the Federal Republic of Germany ("Buyer"), and FARO TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Florida ("FARO").

                                    RECITALS

         WHEREAS, the Sellers own all of the issued and outstanding capital interests of the Company (the "Quotas");

         WHEREAS, FARO owns all of the issued and outstanding capital interests of Buyer; and

         WHEREAS, the Sellers desire to sell, and Buyer desires to purchase, the Quotas pursuant to the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         SECTION I.1 The terms defined in this Article shall have the following respective meanings for all purposes of this Agreement:

         "Affiliate" means, with respect to any Person, an officer, director or beneficial owner of five percent (5%) or more of the issued and outstanding shares of any class of capital stock or other equity of such Person.

         "Business Day" means any day on which banks are open for business in New York, New York.

         "Buyer" means TSP Auriga Vermogensverwaltungs GmbH.

         "Closing" means the consummation and effectuation of the transactions contemplated herein pursuant to the terms and conditions of this Agreement.

         "Closing Date" has the meaning set forth in Section 3.1 of this Agreement.




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         "Company" means Cats computer aided technologies, Computeranwendungen in der Fertigungssteuerung GmbH, a limited liability company organized under the laws of the Federal Republic of Germany.

         "Contracts" shall have the meaning set forth in Section 4.15.

         "Customers" shall have the meaning set forth in Section 4.15.

         "Disclosure Schedule" means the disclosure schedules executed by Sellers as of the date hereof and previously delivered to Buyer and FARO, without any amendment thereto subsequent to the date hereof.

         "Employee Benefit Plan" means any pension, retirement, profit sharing, savings, thrift, stock bonus, stock option, stock purchase, restricted stock purchase, stock ownership, stock appreciation right, phantom stock, deferred compensation, supplemental retirement, deferred bonus, severance, change of control, parachute, health, medical, dental, vision, drug, fitness, dependent care, educational assistance, group legal services, life insurance, accidental death, accidental dismemberment, sick pay, short-term or long-term disability, supplemental unemployment income, training, apprenticeship, scholarship, tuition reimbursement, employee assistance, employee discount, subsidized cafeteria, fringe benefit, vacation, holiday, employer-sponsored recreational facility, or other a pension benefit or welfare benefit plan, policy, contract, or arrangement, or other similar fringe or employee benefit plan, program, policy, contract, or arrangement, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic.

         "Escrow Agent" means Firstar Trust Company, or such other Person as FARO and the Sellers shall mutually agree upon, in its capacity as escrow agent.

         "Escrow Agreement" means the Escrow Agreement dated on or about the date of this Agreement among the Buyer, each Seller, and the Escrow Agent relating to the distribution of the Escrow Shares, a copy of which is attached as Exhibit "E" to this Agreement.

         "Escrow Shares" means the 333,332 shares of FARO Common Stock to be held in escrow pursuant to the terms of the Escrow Agreement.

         "FARO" means FARO Technologies, Inc., a corporation organized and existing under the laws of the State of Florida.

         "FARO Filings" means the following filings made by FARO with the SEC: the annual report on Form 10-K for the annual period ending December 31, 1997 and the proxy statement filed on Schedule 14A with respect to FARO's 1998 annual shareholders meeting.





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         "FARO Common Stock" means FARO's common stock, $.001 par value per share.

         "Financial Statements" has the meaning set forth in Section 4.7.

         "Form 10-K Balance Sheet" means FARO's audited balance sheet dated December 31, 1997 (and any related notes thereto), a copy of which is included as part of the FARO Filings.

         "GGAAP" means generally accepted accounting principles as in effect in the Federal Republic of Germany on December 31, 1997.

         "Grants" means the governmental and other grants, subsidies, guarantees, or loans provided to or for the benefit of the Company.

         "Holdback Period" means the period beginning on the Closing Date and ending 18-months following the Closing Date.

         "Intellectual Property" means all intellectual property and intellectual property rights, whether arising under the laws of the Federal Republic of Germany or any other jurisdiction, including, without limitation,
(i) all patents, patent applications, continuations in part, divisions, reissues, and patent disclosures, (ii) all copyrights, whether registered or unregistered, and pending applications to register the same, (iii) anything recognizable as a trademark, or service mark, whether registered or not, which is used to identify the source and quality of goods or services or to distinguish them from those of others, and all registrations and applications for registration, including intent-to-use registrations and applications for registration, (iv) all names used to identify a particular company, business, subsidiary or division thereof, (v) all trade secrets, and (vi) all other forms of proprietary information, and all rights to use such Intellectual Property.

         "Interim Balance Sheet" means the unaudited consolidated balance sheet of the Company dated as of the Interim Balance Sheet Date (and any related notes thereto), a copy of which is included as a part of the Financial Statements.

         "Interim Balance Sheet Date" means December 31, 1997.

         "Leased Real Property" means all real property and premises currently leased to the Company.

         "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, operations, assets, prospects, or condition (financial or otherwise) of such person.

         "Person" means an individual, partnership, limited liability company, corporation, trust, unincorporated organization, association, or joint venture or a government, agency, political subdivision or instrumentality thereof.




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

         "Purchase Price" shall have the meaning set forth in Section 3.1.

         "Purchase Price Shares" means the 916,668 shares of FARO Common Stock to be issued to the Sellers in partial consideration of the transfer and assignment of the Quotas pursuant to this Agreement.

         "Quotas" means all of the issued and outstanding capital interests of the Company.

         "Registration Rights Agreement" means the Registration Rights Agreement dated on or about the date of this Agreement between FARO and the Sellers with respect to 343,750 shares of the Purchase Price Shares, a copy of which is attached as Exhibit "F" to this Agreement.

         "Related Agreements" means the Escrow Agreement, the Registration Rights Agreement, and the agreements described in Section 6.10.

         "SEC" means the United States Securities and Exchange Commission.

         "Tax" means all taxes, assessments, and charges imposed by any federal, state, local, or foreign taxing authority, including social security, insurance and other state-sponsored pension funds, and all interest, penalties and additions thereto.

         "Tax Payment Registration Statement" has the meaning set forth in
Section 6.1.

         "Transfer Agent" means Firstar Trust Company, or such other Person as FARO and the Sellers shall mutually agree upon, in its capacity as escrow agent.

         "USGAAP" means generally accepted accounting principles as in effect in the United States on December 31, 1997.

                                   ARTICLE II

                          PURCHASE AND SALE OF QUOTAS

         SECTION II.1 PURCHASE AND SALE OF QUOTAS. Upon the terms and subject to the conditions hereof, each Seller hereby sells to Buyer, and Buyer hereby purchases from each Seller, all of such Seller's right, title, and interest in and to the Quotas set forth below opposite the name of such Seller, together with the right to receive dividends with respect to such Quotas as of January 1, 1998, and the capital reserve, in consideration Purchase Price as provided in Article III hereof.



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                                  THE COMPANY

             NAME                SHARE CAPITAL          PERCENTAGE INTEREST
             ----                -------------          -------------------
Siegfried Kurt Buss                DM 25,000                     50%

Wendelin Karl Johannes Scharbach   DM 25,000                     50%
                                   ---------                    ---
TOTAL                              DM 50,000                    100%

         SECTION II.2 ASSIGNMENT OF QUOTAS. Each Seller hereby assigns and transfers to Buyer such Seller's Quotas as specified in Section 2.1 hereof, together with the right to receive dividends with respect to such Quotas as of January 1, 1998, and the capital reserve, and Buyer hereby accepts such assignments. The Quotas shall be transferred upon delivery of checks or receipt of a wire transfer in the amount of cash portion of the Purchase Price and instructions to the Transfer Agent from the Buyer to issue and deliver the Purchase Price Shares to Sellers and the Escrow Shares to the Escrow Agent. Each Seller hereby consents to the sales, assignments, and transfers effected herein and waives any preemptive rights or rights of first refusal he may have under the Articles of Association or other governing documents of the Company or pursuant to any other agreement or document.

                                  ARTICLE III

                CLOSING, PURCHASE PRICE, AND CLOSING DELIVERIES

         SECTION III.1 CLOSING. The Closing shall take place at the offices of Thummel, Schutze & Partner in Stuttgart, Germany, commencing at 11:00 A.M. local time, on the date of this Agreement (the "Closing Date").

         SECTION III.2 PURCHASE PRICE. The purchase price (the "Purchase Price") payable for the Quotas shall be (a) Five Million U.S. Dollars (U.S. $5,000,000); (b) the Purchase Price Shares; and (c) the Escrow Shares, as set forth in Article III hereof. All payments to the Sellers of the Purchase Price (whether at Closing or by the Escrow Agent under the Escrow Agreement) are to be made pro rata among the Sellers in accordance with their respective percentage ownership of the Quotas as set forth in Section 2.1 hereof.

         SECTION III.3 PAYMENT OF PURCHASE PRICE. Buyer shall pay, at or immediately subsequently to the Closing, the Purchase Price as follows:

                 (a) Cash to Sellers. Buyer shall pay to the Sellers the aggregate amount of Five Million U.S. Dollars (U.S. $5,000,000.00), allocated among the Sellers pro rata in accordance with their respective percentage ownership of the Quotas as set forth in Section 2.1 hereof.

                 (b) Purchase Price Shares. Buyer shall deliver to each Seller a certificate or certificates (or, at Buyer's option, an irrevocable letter of instructions to the Transfer Agent for




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the issue and delivery of a certificate or certificates) issued in the name of such Seller evidencing the number of shares of FARO Common Stock equal to the product obtained by multiplying (i) the Purchase Price Shares, by (ii) such Seller's respective percentage ownership of the Quotas as set forth in Section
2.1 hereof, rounded down to the nearest whole share.

                 (c) Escrow Shares. Buyer will deliver to the Escrow Agent a certificate or certificates (or, at Buyer's option, an irrevocable letter of instructions to the Transfer Agent for the issue and delivery of a certificate or certificates) issued in the name of such Seller evidencing the number of shares of FARO Common Stock equal to the product obtained by multiplying (i) the Escrow Shares, by (ii) such Seller's respective percentage ownership of the Quotas as set forth in Section 2.1 hereof.

         SECTION III.4 FARO'S AND BUYER'S CLOSING DELIVERIES. Buyer and FARO shall deliver, or cause to be delivered, to Sellers at or prior to the Closing, each of the following:

                 (a) the Purchase Price, as provided in Section 3.3 hereof;

                 (b) the Registration Rights Agreement duly executed by FARO;

                 (c) the Escrow Agreement duly executed by the Buyer and the Escrow Agent.

         SECTION III.5 SELLERS' CLOSING DELIVERIES. Sellers shall deliver, or cause to be delivered, to Buyer and FARO at or prior to the Closing, each of the following:

                 (a) valid and binding consents of all Persons whose consent or approval is required to be set forth in Sections 4.5 and 4.6 of the Disclosure Schedule;

                 (b) the Registration Rights Agreement duly executed by each Seller;

                 (c) the Escrow Agreement duly executed by each Seller and the Escrow Agent;

                 (d) a written opinion of Hasche Eschenlohr Peltzer Riesenkampff Fischotter, counsel to the Sellers, dated as of the Closing Date, addressed to Buyer and FARO, addressing the legal matters set forth in Sections 4.1, 4.2, 4.3, 4.5, and 4.21;

                 (e) Articles of Association for the Company certified by the relevant German authority; and

                 (f) Commercial Register sheet for the Company dated on or within 20 days of the Closing Date.






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         SECTION III.6    DISTRIBUTION OF ESCROW SHARES.  The Escrow Shares
shall be held in escrow and shall be distributed pursuant to the terms of the Escrow Agreement.

                                   ARTICLE IV

                             GUARANTEES OF SELLERS

         The Sellers, jointly and severally, hereby guarantee to FARO and Buyer by way of independent guaranty agreement as follows (the term guarantee shall be translated as "selbstaendiges Garantieversprechen"; this, however, shall mean that case law applying to the concept of "Gewaehrleistung" may be insufficient in this case; by no means shall there be any other legal consequences for a breach of a guarantee other than provided for in this Agreement; any rescission of the Agreement is expressly excluded):

         SECTION IV.1 CORPORATE ORGANIZATION. The Company is a limited liability company duly organized and validly existing under the laws of the Federal Republic of Germany and has the full right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification or license. Except as set forth in Section 4.1 of the Disclosure Schedule, there are no corporations, joint ventures, partnerships, or other entities or arrangements in which the Company, directly or indirectly, owns any capital stock or any equity interest.

         SECTION IV.2 CAPITALIZATION. The aggregate stated share capital of the Company consists of DM 50,000. The Quotas represent all issued and outstanding share capital of the Company and have been duly authorized and validly issued, are fully paid and nonassessable, were issued without violation of any preemptive rights, and can be transferred to Buyer as provided herein free of any preemptive rights. The Company has not repaid any stated share capital to any of the Sellers, or to any prior holder of such Company's share capital, or paid out any other equity capital. Except for this Agreement, there are no options, warrants or other rights, nor any arrangements of any kind, relating to the subscription for or the issuance, voting, acquisition, sale, repurchase, transfer, or disposition of any Quotas or any share capital of the Company.

         SECTION IV.3 AUTHORITY; BINDING EFFECT. Each of the Sellers has all requisite right, power, and authority to execute, deliver, and perform this Agreement and the Related Agreements to which such Seller is a party. This Agreement and the Related Agreements to which the Sellers are parties have been duly and validly executed and delivered by the Sellers and constitute the legal, valid, and binding obligations of each of the Sellers, enforceable against each of the Sellers in accordance with their respective terms.

         SECTION IV.4 OWNERSHIP OF QUOTAS; TITLE. Each of the Sellers owns of record and





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beneficially the Quotas set forth beside such Seller's name in Section 2.1.
All issued share capital of the Company has been owned of record and beneficially at all times exclusively by individual citizens of, or other Persons organized and existing under the laws of, the Federal Republic of Germany, holding quotas not less than 25% of the registered share capital of the Company. Each of the Sellers has and will have, on the Closing Date, good, marketable and valid title to the Quotas to be sold by such Seller hereunder, free and clear of all liens, pledges, encumbrances, claims, security interests, charges, voting trusts, voting agreements, other agreements, rights, options, warrants or other restrictions of any kind, nature or description. The execution, delivery, notarization, and performance of this Agreement will convey to Buyer at the Closing good title to the Quotas free and clear of all claims, liens, encumbrances, security interests, charges or restrictions on transfer of any nature whatsoever, other than those contained in the Articles of Association of the Company. No Seller is involved in any proceedings by or against such Seller under any bankruptcy laws or under any other insolvency or debtor's relief act.

         SECTION IV.5 SELLERS' CONSENTS AND APPROVALS; NO VIOLATIONS. The execution, delivery, and performance by each of the Sellers of this Agreement and the Related Agreements to which he is a party will not (with or without the giving of notice or the passage of time, or both) (a) violate any applicable provision of law or any rule or regulation of any federal, state or local administrative agency or governmental authority applicable to Sellers, or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental authority applicable to Sellers, (b) violate or require any consent, waiver or approval under (except for the matters referenced in Section
4.5 of the Disclosure Schedule), result in a breach, the modification or termination of any provisions of, constitute a default under, affect the rights under or enforceability of, or result in the imposition of any pledge, security interest or other encumbrance upon any of the Quotas pursuant to, any agreement, indenture, mortgage, deed of trust, lease, license, or other instrument to which any Seller is a party or by which any of them is bound, or any material license, permit or certificate held by any of them including without limitation, those listed on the Disclosure Schedule, or (c) require any material consent or approval by, notice to or registration with any governmental authority or other Person. All consents of all Persons whose consent or approval is required to be set forth in Section 4.5 of the Disclosure Schedule have been obtained.

         SECTION IV.6 COMPANY'S CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth on Section 4.6 of the Disclosure Schedule, the execution, delivery, and performance by each of the Sellers of this Agreement and the Related Agreements to which he is a party will not (with or without the giving of notice or the passage of time, or both) (a) violate any applicable provision of law or any rule or regulation of any federal, state or local administrative agency or governmental authority applicable to the Company, or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental authority applicable to the Company, (b) violate the organizational documents of the Company, (c) violate or require any consent, waiver or approval under, result in a breach, modification or termination of any provisions of, constitute a default under, affect the rights under or enforceability of, result in the imposition of







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

any pledge, security interest or other encumbrance pursuant to, or give any Person the right to terminate, modify or renegotiate any provision of, any agreement, indenture, mortgage, deed of trust, lease, license, or other instrument to which the Company is a party or by which it is bound, or any material license, permit or certificate held by it including, without limitation, those listed on the Disclosure Schedule, (d) require any material consent or approval by, notice to or registration with any governmental authority or other Person which is applicable to the Company, or (e) result in the creation of any lien, claim, encumbrance or charge upon any property or assets of the Company. All consents of all Persons whose consent or approval is required to be set forth in Section 4.6 of the Disclosure Schedule have been obtained.

         SECTION IV.7     FINANCIAL STATEMENTS.

                 (a)      Section 4.7(a) of the Disclosure Schedule contains
(i) the unaudited balance sheet of the Company as of December 31, 1995, December 31, 1996, and December 31, 1997, and the unaudited income statements for the Company for the years ended December 31, 1996 and 1997 (including any related notes thereto) (collectively, the "Financial Statements").

                 (b) Except as set forth on Section 4.7(b) of the Disclosure Schedule, the Financial Statements (i) are true, correct, and complete in all material respects; (ii) are in accordance with the books and records of the Company; (iii) have been prepared in accordance with principles of orderly bookkeeping and GGAAP applied on a consistent basis throughout the periods involved, respecting principles of prudence and continuity; (iv) fairly present, in the case of each year-end balance sheet, the annual position of the Company as of the respective dates thereof and, in the case of the related income statements, the results of operations and earnings of the Company for the respective periods indicated.

         SECTION IV.8 UNDISCLOSED LIABILITIES. The Company does not have any liabilities (absolute, accrued, contingent or otherwise) that are required to be reflected in the Financial Statements under GGAAP, except (a) liabilities reflected or reserved against in the Interim Balance Sheet, and (b) liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business, and which, in the aggregate, do not and will not have a Material Adverse Effect on the Company. The Company does not have knowledge of any circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities in excess of DM 20,000, except commercial liabilities and obligations incurred in the ordinary course of the Company's business and consistent with past practice.

         SECTION IV.9 TAXES. Except as set forth in Section 4.9 of the Disclosure Schedule, the Company has timely filed all material returns, declarations, reports, information returns and statements required to be filed by it (the "Returns") in respect of any Taxes and has paid all Taxes currently due and payable by it. Except as set forth in Section 4.9 of the Disclosure Schedule, the Returns accurately and completely reflect the facts regarding the income, properties, operations, and status of any entity required to be shown thereon; no notice of any material proposed deficiency, assessment, or levy in respect of Taxes has been received by the





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

Company; the Company is not currently and, during the past three years, has not been the subject of an audit or in receipt of a notice that it is being or will be audited by a relevant taxing authority, and has not agreed to any extension of time of any applicable statute of limitations period; and the Company has duly withheld from each payment from which such withholding is required by law, the amount of all Taxes required to be withheld therefrom and has paid the same (to the extent due) together with the employer's share of the same, if any, to the proper tax receiving officers. Except as set forth in Section 4.9 of the Disclosure Schedule, the charges, accruals, and reserves for Taxes due, or accrued but not yet due, relating to the income, properties, or operations of the Company for any period prior to or including the Closing Date as reflected on the books of the Company are adequate in all material respects to cover such Taxes, all Tax deficiencies that have been proposed or asserted against the Company have been fully paid or finally settled, and no issue has been raised in any examination which, by application of similar principles, can be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined, the Company has not received any Tax incentive, abatement, or other credit with respect to its assets, business, employees, or otherwise that contains provisions for the repayment of any Tax benefit, and the Company has incurred liabilities for Taxes only in the ordinary course of its business. The Company has never conducted business in the United States, has never had any assets, employees, or shareholders located or resident in the United States, and has never made any election with the United States Internal Revenue Service regarding Taxes.

         SECTION IV.10    TITLE TO PROPERTIES.

                 (a) The Company does not own, in whole or in part, any real property.

                 (b) Except as set forth in Section 4.10(b) of the Disclosure Schedule and the normal reservation of title of suppliers to the extent not paid, the Company has good and marketable title to all the personal property and assets (tangible and intangible) reflected as owned by it on the Interim Balance Sheet or acquired since the Interim Balance Sheet Date (except for properties and assets disposed of since such date in the ordinary course of business and consistent with past practice) free and clear of all liens, charges, security interests, or other encumbrances of any nature whatsoever.

                 (c) Except as set forth in Section 4.10(c) of the Disclosure Schedule, all of the assets owned or utilized by the Company (i) are now in the possession of the Company, (ii) are not subject to claims by any other Person with a right to possession of all or any part of such assets,
(iii) are in good operating condition (ordinary wear and tear excepted), (iv) are not, individually or in the aggregate, in need of any repairs which individually or in the aggregate are reasonably likely to cost in excess of DM 20,000, and (y) are located on the Leased Real Property.

         SECTION IV.11    ABSENCE OF CHANGES.  Except as set forth in Section
4.11 of the Disclosure Schedule, since December 31, 1997, the Company has operated only in the ordinary




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

course of its business and there has not been with respect to the Company:

                 (a) any material change or changes in the business, financial condition, properties, results of operations, or assets or liabilities, or any development or event involving a prospective change;

                 (b) any damage or destruction, loss or other casualty, however arising and whether or not covered by insurance, which, singularly or in the aggregate, has had or will have a Material Adverse Effect;

                 (c) any labor dispute or any other event or condition which, singularly or in the aggregate, has had or will have a Material Adverse Effect;

                 (d) any indebtedness incurred for borrowed money other than pursuant to the Company's existing lines of credit;

                 (e) any change in the accounting methods or in the practices or depreciation or amortization policies or rates theretofore adopted;

                 (f) any amendment or termination of any material contract, lease, franchise or license;

                 (g) any amendment of the charter, Articles of Association, or other organizational documents of the Company;

                 (h) any mortgage, pledge or other encumbering of any material property or assets;

                 (i) any material liability or obligation incurred, except current liabilities incurred in the ordinary course of business, or any cancellation or compromise of any material debt or claim, or any waiver or release of any right of substantial value to its business;

                 (j) any sale, transfer, lease, abandonment, or other disposal of any machinery, equipment or real property, or, except in the ordinary course of business, any sale, transfer, lease, abandonment or other disposal of any material portion of any other properties or assets (real, personal, tangible, or intangible);

                 (k) any transfer, disposal, or grant of any rights under any Intellectual Property owned by the Company, or any disposal of or disclosure to any Person other than representatives of Buyer or FARO of any material trade secret, formula, process, or know-how not theretofore a matter of public knowledge;

                 (l) any bonus or other increase in the compensation of its officers, employees,





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

or directors, or any agreement entered into with any officer, employee, or director;

                 (m) any single capital expenditure made, or any commitment to make, any capital expenditure, in excess of DM 20,000 for any tangible or intangible capital assets, additions, or improvements;

                 (n) any declaration, payment, or reservation for payment of any dividend or other distribution in respect of the Quotas or any other securities, or any redemption, purchase, or other acquisition, directly or indirectly, of any Quotas or other securities;

                 (o) any grant or extension of any guaranty in respect of the obligation of any Person;

                 (p) any forward purchase commitments involving more than DM 20,000 in the aggregate or any other purchase commitments that are not in the ordinary course of business;

                 (q) the adoption of any ruling, law, ordinance, statute, rule, regulation, code, or other requirement of any governmental authority which has a Material Adverse Effect;

                 (r) any entry into any binding agreement, whether in writing or otherwise, to take any action described in this Section 4.11;

                 (s) any change in the amount of issued share capital of the Company or issue or create any option, warrant or any other security of the Company;

                 (t) any contract or commitment calling for payment to or by the Company of an aggregate amount of more than DM 50,000, which is not terminable by the Company on less than thirty (30) days' notice without penalty;

                 (u) any increase in the compensation payable or to become payable to any officer, employee, or agent of the Company other than in the ordinary course of the Business, or any bonus payment or arrangement to or with any officer, employee, or agent of the Company other than in the ordinary course of the Business; or

                 (v) any other event or condition not in the ordinary course of business.

         SECTION IV.12    INTELLECTUAL PROPERTY.

                 (a) Section 4.12(a) of the Disclosure Schedule contains a complete and accurate list and description (including information with respect to registration) of all Intellectual Property owned or used by the Company, subdivided by type of Intellectual Property. The Company owns or has the right to use all Intellectual Property used by it in the conduct of its business as presently conducted. Except for the rights and licenses granted to the Company under software contracts, the Company owns all rights, title and interest in the Intellectual Property required to be identified on Section 4.12(a) of the Disclosure Schedule, free and clear of any encumbrance. The Company has not granted, transferred, or assigned any right or interest in its Intellectual Property to any Person.

                 (b) Except as disclosed in Section 4.12(b) of the Disclosure Schedule, no fees or royalties are payable or will be payable under any software contracts listed in Section 4.12(a) of the Disclosure Schedule as a result of the continued use of licensed software by the Company in the ordinary course of its business, other than fees or royalties due for upgrades and fees or royalties that do not exceed DM 20,000 per year in the aggregate;

                 (c) Except as disclosed in Section 4.12(c) of the Disclosure Schedule, (i) all registrations for Intellectual Property required to be identified in Section 4.12(a) of the Disclosure Schedule as being owned by the Company are valid and in force and applications to register any unregistered Intellectual Property so identified are pending and in good standing, all without challenge of any kind and, to the best knowledge of the Sellers, there is no reasonable basis for any such challenge; and (ii) the Company has the exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property identified as being owned by the Company, and there is, to the best knowledge of the Sellers, no reasonable basis for any such action.

                 (d) Except as disclosed in Section 4.12(d) of the Disclosure Schedule, all trade secrets of the Company (i) have at all times been maintained in confidence, and (ii) have not been disclosed to employees, consultants, or other third parties except on a "need to know" basis in connection with their respective performance of duties to the Company.

                 (e) Except as disclosed in Section 4.12(e) of the Disclosure Schedule, no claims have been asserted by any Person against the Company claiming ownership of or right to use any of the Intellectual Property required to be disclosed on Section 4.12(a) of the Disclosure Schedule (other than ownership of Intellectual Property licensed to the Company under the software contracts listed on Section 4.12(a) of the Disclosure Schedule) nor, to the best knowledge of the Sellers, is there any reasonable basis for any such claim. The use of the Intellectual Property by the Company has not infringed on the rights of any Person; and, except as disclosed in Section 4.12(e) of the Disclosure Schedule, no claim of infringement or any misuse or misappropriation of any of the Intellectual Property of any other Person has been made or asserted against the Company, nor is there, to the best knowledge of the Sellers, any reasonable basis for any such claim.

         SECTION IV.13 LEASES. Section 4.13 of the Disclosure Schedule contains an accurate and complete list of all leases pursuant to which the Company leases real or personal property. Except as set forth in Section 4.13 of the Disclosure Schedule, all such leases are in full force and effect and are valid, binding and enforceable in accordance with their terms; there are no existing defaults or events which, with the giving of notice or the lapse of time or both, would constitute a default thereunder by the Company or any other parties thereto. All leased items of personalty are in good operating condition, are in a state of good maintenance and repair and are adequate and suitable for the purpose for which they were leased. Each such lease contains terms and conditions obtained from independent third parties and negotiated in good faith at arms-length. None of the rights of the Company under each such lease is subject to termination or modification as a result of the transactions contemplated hereby.

         SECTION IV.14 POWERS OF ATTORNEY. The Company has not granted or extended to any Person, and the Company is not otherwise subject to or bound by, any power of attorney which remains in effect.

         SECTION IV.15    MATERIAL CONTRACTS AND CUSTOMERS.

                 (a) Section 4.15(a) of the Disclosure Schedule contains a complete and accurate list of all material contracts, agreements, or other understandings or arrangements, written or oral, or commitments therefor, relating to the Company (collectively, the "Contracts"). Except as set forth in Section 4.15(a) of the Disclosure Schedule, the Company is not a party to, or otherwise bound by, any material written or oral, formal or informal:

                          (i)     purchase orders and other contracts, in each
case for the sale of goods or services, in excess of DM 50,000 individually or, for any group of related purchase orders and contracts, in the aggregate;

                          (ii)    contracts, agreements, or commitments for the
purchase of materials or services that are not required by the Company in the current operation of its business in the ordinary course;

                          (iii)   contracts involving the expenditure for the
purchase of material, supplies, equipment, or services of more than DM 50,000 per contract;

                          (iv)    contracts not otherwise referenced involving
the expenditure of more than DM 50,000 (per contract) that are not cancelable within thirty (30) days without penalty;

                          (v)     contracts relating to the leasing (as lessor
or lessee) or the conditional purchase or sale by the Company of any property, whether real or personal, in excess of DM 20,000 individually or, for any group of such related contracts, in the aggregate;

                          (vi)    contracts to which the Company is a party or
by which any of its assets are bound and that require consent by any other Person in connection with the transaction contemplated hereby, either to prevent a breach or continue the effectiveness thereof;

                          (vii)   contracts or arrangements with any
governmental body, agency or authority;

                          (viii)  indentures, mortgages, promissory notes, loan
agreements, capital leases, security agreements, or other agreements or commitments for the borrowing of money, or the deferred purchase price of assets, or which create a lien or encumbrance on any assets of the Company;

                          (ix)    guarantees of the obligations of third
parties or agreements to indemnify third parties (other than indemnification provisions provided in the ordinary course to or for the benefit of the customers of the Company);

                          (x)     agreements which restrict the Company from
doing business in any geographic location;

                          (xi)    policies of insurance in force and effect
with respect to the Company, its business, or its assets;

                          (xii)   contracts or agreements not otherwise
referenced with any of the Sellers, their family members, or their Affiliates;

                          (xiii)  license agreements (as licensee or licensor)
with third parties;

                          (xiv)   employment or consulting agreements;

                          (xv)    distributor, dealer, sales, advertising,
agency, manufacturer's representative, franchise, or similar contracts or any contract relating to the payment of a commission, in excess of DM 20,000 individually or, for any group of such related contracts, in the aggregate;

                          (xvi)   collective bargaining or other agreements
with labor unions;

                          (xvii)  contracts or agreements for charitable
contributions by the Company, in excess of DM 20,000 individually or, for any group of such related contracts, in the aggregate;

                          (xviii) any contract or agreement which could
reasonably be expected to have a Material Adverse Effect on the Company; or

                          (xix)   other contracts outside the ordinary course
of the business of the Company not otherwise described in this subsection.

                 (b) True and complete copies of each of the Contracts have been made available to FARO and Buyer. Each of the Contracts is in full force and effect and there exists no default or event which, with the giving of notice or lapse of time or both, would constitute a material default thereunder by the Company or by any other party thereto. The Company has not violated any of the terms or conditions of any Contract in any material respect and all of the covenants to be performed by any other party thereto have been performed in all material respects. Except as referenced in
Section 4.6 of the Disclosure Schedule, none of the rights of the Company under the Contracts is subject to termination or modification as a result of the transactions contemplated hereby. No written notice of termination or nonrenewal has been given under any Contract. All Contracts contain terms and conditions are not less favorable to the Company than those that would be obtained from independent third parties and which have been negotiated in good faith at arms-length. None of the Contracts with suppliers of goods or services to the Company requires the payment of any commission, royalty, fee, brokerage fee, or other similar charge. For the purposes of Section 4.15(a), "material contracts" means contracts described in Section 4.15(a)(i) through (xix). The amounts set forth in this Section 4.15 with respect to the Contracts shall not be deemed to represent any standard of materiality with respect to the Contracts or otherwise for any other purpose and shall have no application to any other section of this Agreement.

                 (c) Section 4.15(c) of the Disclosure Schedule identifies the name and location of the ten largest customers (the "Customers") and the ten largest suppliers of the Company in the aggregate, measured respectively by revenues generated or amounts paid, as of the Interim Balance Sheet Date. The relationships of the Company with its Customers and suppliers are good, and no Seller is aware of any intention of any such customers or suppliers to terminate or modify any of such relationships. The Company generally is not required to provide bonding or any other security arrangements in connection with any transactions with its customers or suppliers.

         SECTION IV.16    RELATED TRANSACTIONS.

                 (a) Except as set forth in Section 4.16 of the Disclosure Schedule, the Company does not have a contractual relationship with, or any obligation or liability owed to, the Sellers, their family members, or any entity of which one or more Sellers is an Affiliate. All such contractual relationships are on terms that are no less favorable to the Company than would be the case with independent third parties.

                 (b) Except as set forth in Section 4.16 of the Disclosure Schedule, no Seller, no director or officer of the Company, and no Affiliate of any Seller or director or officer of the Company has any material interest, direct or indirect, in any Person which (i) is a material competitor, customer, subcontractor, or supplier of the Company, or (ii) has an existing material relationship with, or a material interest in, the Company, including but not limited to lessors of real or personal property and Persons against which rights or options are exercisable by the Company.

         SECTION IV.17 INSURANCE. Section 4.17(a) of the Disclosure Schedule contains an accurate and complete list of all policies of insurance presently maintained with respect to the

Company, including without limitation, "key man" insurance with respect to any employee. Such list includes a description of coverage, the amount of coverage, and the name of the insurer or an indication that the Company has self-insured any particular aspect of the Business. All such policies are in full force and effect and no notice of cancellation or termination has been received with respect to any such policy and there is, and has been, no material default by the Company with respect to their obligations under any such policy. Except as set forth in Section 4.17(b) of the Disclosure Schedule, Sellers and the Company have not received during the past two (2) years any written notice or other written communication from any insurance company declining to write insurance with respect to the business of the Company, or canceling or materially amending any of the Company's insurance policies or proposing to do so. Section 4.17(c) of the Disclosure Schedule sets forth a summary of information pertaining to property damage, personal injury, and products liability claims filed by the Company during the past five
(5) years which exceed DM 20,000 in any instance, all of which have been paid or are being defended by the Company's insurance carriers and involve no exposure to the Company. Section 4.17(d) of the Disclosure Schedule sets forth a complete list of any claims that the Company has under any of its insurance policies which have not been fully paid to the Company.

         SECTION IV.18    LABOR MATTERS.

                 (a) Except to the extent set forth in Section 4.18(a) of the Disclosure Schedule, (i) the Company is in compliance with all rulings, laws, ordinances, statutes, rules, regulations, codes, and other requirements of any governmental authority with respect to employment and employment practices; (ii) there is no unfair labor practice charge or complaint against the Company pending before or, to the best knowledge of Sellers, threatened to be brought before any labor grievance board, authority or tribunal, nor has any complaint been, to the best knowledge of the Sellers, threatened against the Company; (iii) there is no labor strike, dispute, slowdown, or stoppage pending against or affecting the Company; (iv) the Company is not a party to any collective bargaining agreement with any labor union and no works council exists with respect to employees of the Company; (v) the Company has not experienced any material labor difficulty during the last three years; and (vi) there are no other controversies pending between the Company and any of its employees, including, without limitation, claims arising under any labor laws, which controversies have had or may have a Material Adverse Effect on the Company. There has not been any adverse change in relations with employees of the Company as a result of any announcement or other disclosure of the transactions contemplated by this Agreement.

                 (b) Section 4.18(b) of the Disclosure Schedule sets forth the names of all employees, consultants, officers, and directors of the Company as of the date hereof, including length of employment and date of birth. The Sellers have delivered to FARO (i) copies of all written employment agreements to which the Company is a party with any of its employees, (ii) written summaries of the terms of all oral employment agreements that are other than at-will, and (iii) a schedule of compensation for all employees of the Company.

         SECTION IV.19    EMPLOYEE BENEFIT PLANS.

                 (a) Set forth in Section 4.19 of the Disclosure Schedule is an accurate and complete list of each Employee Benefit Plan maintained or contributed to by the Company.

                 (b) Except as set forth in Section 4.19 of the Disclosure Schedule, all amounts that the Company is required to have contributed to any Employee Benefit Plan have been contributed within the time prescribed by applicable law and all benefits, expenses, and other amounts due and payable and all transfers or payments required to be made with respect to any Employee Benefit Plan have been paid within the time prescribed by the applicable documents and governing law.

                 (c) Except as set forth in Section 4.19 of the Disclosure Schedule, there are no material claims (other than routine claims for benefits) or lawsuits pending with respect to any Employee Benefit Plan.

                 (d) Except as set forth in Section 4.19 of the Disclosure Schedule, Sellers have previously delivered or made available to FARO true and complete copies of the plan documents for each Employee Benefit Plan identified in Section 4.19 of the Disclosure Schedule.

         SECTION IV.20 LITIGATION. Except as set forth in Section 4.20 of the Disclosure Schedule, there are no material claims, actions, suits, or proceedings pending or, to the best knowledge of Sellers, threatened against the Company relating to this Agreement or the transactions contemplated hereby or to the business or the properties of the Company at law or in equity or before any federal, state, local, or foreign court or other governmental department, commission, board, agency, instrumentality, or authority, nor any arbitration proceeding, in each case including, without limitation, any claims relating to environmental matters. The Company is not subject to any adverse judgment, order, writ, injunction, or decree of any court or governmental body.

         SECTION IV.21    COMPLIANCE WITH LAWS.  Except as set forth in Section
4.21 of the Disclosure Schedule, the Company has conducted its business so as to comply with, and is not in violation of, nor has it received any written notice claiming it is in violation of, any order, law, ordinance, statute, rule, or regulation applicable to it or its business or any of the property or assets of the Company including, without limitation, any environmental or worker safety and protection laws and regulations. The Company has all material licenses, permits, certificates of occupancy, and authorizations necessary to conduct its business.

         SECTION IV.22 BOOKS AND RECORDS. The books, accounts, and records of the Company (a) are located at the headquarters of the Company, (b) are complete and accurate in all material respects, (c) have been maintained in accordance with law and good business practice, and (d) constitute all the books, accounts, and records necessary to carry on the businesses of the Company in the manner in which they are currently being conducted and have, over the preceding 12 months, been carried on. The copies of the organizational documents and of the minutes of all Quota holder and director meetings of the Company hereto delivered by the Sellers to Buyer and FARO are complete and correct.

         SECTION IV.23 COPIES OF DOCUMENTS. The Company has delivered or specifically made available to Buyer and FARO, true, complete, and accurate copies of all documents referred to in this Agreement or in any section of the Disclosure Schedule with the understanding and intention that the Buyer and FARO may and will rely upon the completeness and accuracy thereof.

         SECTION IV.24    ADEQUACY OF ASSETS.  Except as set forth in Section
4.24 of the Disclosure Schedule, the assets of the Company and the facilities, assets, and services to which the Company has a contractual right of use include all rights, properties, assets, facilities, and services necessary for the carrying on of the business of the Company in a manner in which it is currently being and has, over the immediately preceding 12 months, been carried on, and the Company does not depend in any material respect upon the use of assets owned by, or facilities or services provided by, Sellers, or any family member or Affiliate of the Sellers.

         SECTION IV.25    GRANTS.

                 (a) Section 4.25(a) of the Disclosure Schedule sets forth a true, accurate, and complete description of all Grants received by the Company during the past five years, including (i) all amounts paid to the Company to date, (ii) all amounts to be paid to the Company during the next five years, and (iii) all conditions to the receipt of payments by the Company with respect to such Grants.

                 (b) The consummation of the transactions contemplated hereby will not affect the Company's right to retain the Grants received by it. Except as set forth in Section 4.25(b) of the Disclosure Schedule, no Seller is aware of any facts or circumstances that could, directly or indirectly, (i) cause or contribute to the revocation of any of the Grants, (ii) cause or contribute to an obligation by the Company to repay any Grants, or (iii) otherwise cause or contribute to the failure of the Company to receive the full amounts of the Grants.

         SECTION IV.26 ACCOUNTS RECEIVABLE. Section 4.26 of the Disclosure Schedule sets forth a true, complete, and accurate list and aging of all unpaid accounts receivable owing to the Company as of the Interim Balance Sheet Date. The accounts receivable of the Company including, without limitation, those reflected in Section 4.26 of the Disclosure Schedule, constitute or will constitute as of the respective dates thereof, legal, valid, binding, and enforceable claims arising from bona fide transactions in the ordinary course of the business and, except to the extent reserved against on the Interim Balance Sheet, are or will be, as of the respective dates thereof, collectible in the ordinary course of business and are not subject to any known counterclaims or set-offs.

         SECTION IV.27 BROKERS AND FINDERS. No agent, broker, investment banker, person, or firm acting on behalf of the Company, the Sellers, or any Affiliate of any of them is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the transactions contemplated hereby.

         SECTION IV.28    INVESTMENT INTENT.

                 (a) Each Seller acknowledges that the Purchase Price Shares and the Escrow Shares to be received by such Seller will be acquired for such Seller's own account and without any view to the distribution of any part thereof without registration under applicable United States federal and state securities laws, or the delivery to FARO of an opinion of counsel that registration is not required in accordance with Section 4.28(e) hereof. Each Seller represents that such Seller does not have any agreements or arrangements to sell, transfer or grant participation with respect to the Purchase Price Shares and the Escrow Shares to be received by such Seller.

                 (b) Each Seller understands that the Purchase Price Shares and the Escrow Shares are not registered under the United States federal or state securities laws in part on the grounds that the transactions contemplated hereby are exempt from registration under the Securities Act of 1933 (the "1933 Act") pursuant to Section 4(2) thereof, and that Buyer's and FARO's reliance on such exemption is predicated on each Seller's representations set forth herein.

                 (c) Each Seller represents that such Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Purchase Price Shares, and has the ability to bear the economic risks of such investment. Each Seller further represents that such Seller has had (i) access, prior to the Closing Date, to the FARO Filings, (ii) the opportunity to ask questions of, and receive answers from, FARO and the Buyer concerning FARO, the Buyer, the Purchase Price Shares, and the Escrow Shares, and (iii) the opportunity to obtain additional information (to the extent FARO possessed such information or could acquire it without unreasonable expense) necessary to verify the accuracy of any information received or to which such Seller had access.

                 (d) Each Seller understands and agrees that the Purchase Price Shares and the Escrow Shares may not be sold, transferred or otherwise disposed of without registration under the 1933 Act and applicable state laws, unless exemptions from registration under those laws are available, and that in the absence of an effective registration statement covering the Purchase Price Shares and the Escrow Shares or an available exemption from applicable registration requirements, the Purchase Price Shares and the Escrow Shares must be held indefinitely. In particular, the Purchase Price Shares and the Escrow Shares may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of such rule are met.

                 (e) Each Seller agrees that such Seller will not offer, sell, mortgage, pledge, or otherwise dispose of any of the Purchase Price Shares or the Escrow Shares to be received by such Seller (other than pursuant to an effective registration statement under the 1933 Act) unless and until such Seller delivers an opinion of counsel satisfactory to FARO, or FARO delivers to Sellers an opinion of counsel, that registration under applicable United States federal or state securities laws is not required.

                 (f) Each Seller acknowledges that all certificates for Purchase Price Shares and the Escrow Shares shall bear a legend in substantially the following form:

                 The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") or under the securities laws of any jurisdiction and may not be sold, transferred, or otherwise disposed of without
                 (i) registration under the Act and state securities laws or
                 (ii) delivery of an opinion of counsel satisfactory to the issuer that registration under federal and state securities laws is not required.

                 The securities represented by this certificate are subject to certain transfer restrictions set forth in an Acquisition Agreement dated as of May 15, 1998 (a copy of which may be obtained from the company at its principal executive office) and may not be sold, assigned, pledged, encumbered or otherwise transferred except in compliance with the terms and conditions of such agreement.

         SECTION IV.29    RESTRICTIVE COVENANTS.  Except as disclosed in
Section 4.29 of the Disclosure Schedule, the Company is not subject to, or a party to, any mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which has a Material Adverse Effect on the Company, which restricts the ability of the Company to acquire any property or conduct its business in any area or which would prevent consummation of the transactions contemplated by this Agreement.

         SECTION IV.30 PRODUCT LIABILITIES AND WARRANTIES. There are no express or implied warranties applicable to products or services sold or provided by the Company, except as provided by law or disclosed on Section 4.30 of the Disclosure Schedule and except for standard warranties contained in purchase contracts of the Company's customers. Except as disclosed on Section
4.30 of the Disclosure Schedule, there is no action, suit, proceeding or claim pending or, to the best knowledge of the Sellers, threatened against the Company under any warranty, express or implied, and there is no reasonable basis upon which any claim could be made. Section 4.30 of the Disclosure Schedule also summarizes all product liability claims that have been asserted against the Company during the five (5) years preceding the date of this Agreement.

         SECTION IV.31 YEAR 2000 COMPLIANCE. The computer source codes, programs, and other software of the Company (including machine readable code, printed listings of code, databases, documentation, and related property and information of the Company used or under development for use) (collectively, "Software") accurately determines chronological dates and accurately performs all calculations, data manipulations, sorting, and transmission of date data regardless of whether the date represents or references different centuries (e.g., when the actual date changes from December 31, 1999, to January 1, 2000, the Software will accurately determine that January 1, 2000 is the new date); (b) the Software provides that all date related user interface functionalities and data fields permit the entry of a four digit year (i.e., the years 1965, 2065, and 3065 could all be entered by the user without the need of a manual override) and such date data will result in accurate calculations, data manipulations, sorting, and transmission of all data, including the date data; (c) the entry of a date equal to or greater than January 1, 2000 into the Software will not affect any calculation that produces or uses time spans such that the results of the calculation are incorrect (e.g., an interest calculation); and (d) the integrity of calculations performed utilizing the Software will not be affected by date data for dates on or after January 1, 2000, and calculations using previously generated data (on or before December 31, 1999) also will maintain calculation integrity.

         SECTION IV.32 SYSTEMS PERFORMANCE. The Software and related systems owned or used by the Company perform in accordance with the written specifications thereof. The Software and related system components are capable of interconnecting or interfacing with each other, and they deliver the functionality needed to satisfy the information system requirements of the business of the Company as it is presently conducted. Neither Seller is aware of any device, method, or means that will cause the interruption of the operations of, or accessibility to, the Software or related systems, including without limitation any "virus," "lockup," "time bomb," or "key lock" device or program or disabling code, which has the potential or capability of causing any unplanned interruption of the operations of, or accessibility of, the Software or related systems owned or used by the Company.

         SECTION IV.33 DISCLOSURE. None of the representations or warranties by the Sellers herein, no statement contained in any certificate, list, or other writing furnished to Buyer or FARO pursuant hereto, and no statement contained in any section of the Disclosure Schedule, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Sellers which has or could have a Material Adverse Effect on the Company that has not been set forth in this Agreement or in a section of the Disclosure Schedule. Any disclosure that is contained in the Disclosure Schedule or the attachment thereto shall be regarded as having been made for all purposes of this Agreement regardless of whether this has been done in the pertinent section.

         SECTION IV.34 CONSENT OF SPOUSE. Mr. Scharbach's spouse is not required to consent to this Agreement because they have agreed on a separation of assets pursuant to a prenuptial agreement. The consent by Mrs. Buss is attached Exhibit "G."

         SECTION IV.35 RIGHT TO USE CATS NAME. CATS has full right and title in the use of the name "CATS" in the trade of its products and services.

         SECTION IV.36 PERSONAL LIABILITIES. The aggregate amount of Mr. Scharbach's personal liabilities do not exceed DM 1,500,000, and the aggregate amount of Mr. Buss' personal liabilities do not exceed DM 50,000.


                                   ARTICLE V

                          GUARANTEES OF FARO AND BUYER

         FARO and Buyer, jointly and severally, hereby guarantee to the Sellers by way of independent guaranty agreement as follows:

         SECTION V.1 CORPORATE ORGANIZATION. Each of Buyer and FARO is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the full right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted.

         SECTION V.2 CAPITALIZATION OF BUYER. Upon issuance, the Purchase Price Shares will be duly authorized and validly issued, fully paid and nonassessable. The issuance of the Purchase Price Shares is not subject to any preemptive right or right of first refusal that has not or will not be satisfied or waived.

         SECTION V.3 AUTHORIZATION. Each Buyer and FARO has all requisite right, power and authority to execute, deliver and perform this Agreement. The execution, delivery, and performance of this Agreement and the Related Agreements by Buyer and FARO have been duly and validly authorized and approved by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer and FARO and, assuming this Agreement has been duly authorized, executed and delivered by Sellers, constitutes the legal, valid and binding obligation of Buyer and FARO, enforceable against them in accordance with its terms.

         SECTION V.4 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution, delivery and performance of this Agreement by Buyer and FARO will not (with or without the giving of notice or the passage of time, or both), (a) violate in any material respect any applicable provision of law or any rule or regulation of any administrative agency or governmental authority applicable to Buyer or FARO, or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental authority applicable to Buyer or FARO,
(b) violate the organizational documents of Buyer or the Articles of Incorporation or Bylaws of FARO, (c) violate or require any consent, waiver or approval under, result in a breach, modification or termination of any of any provisions of, constitute a default under, affect the rights under or enforceability of, result in the imposition of any pledge, security interest, or other encumbrance pursuant to, give any Person the right to terminate, modify or renegotiate any material agreement, indenture, mortgage, deed of trust, lease, license, or any other instrument to which

Buyer or FARO is a party or by which Buyer or FARO is bound, or any material license, permit or certificate held by Buyer or FARO, or (d) require any consent or approval by, notice to, or registration with any governmental authority.

         SECTION V.5 LITIGATION. There are no claims, actions, suits, or proceedings pending or, to the best knowledge of Buyer and FARO, threatened, against Buyer or FARO relating to this Agreement or the transactions contemplated hereby or to the business or property of Buyer or FARO, at law or in equity or before or by any federal, state, local, or other governmental department, commission, board, agency, instrumentality or any arbitration proceeding which are likely to have a Material Adverse Effect on FARO or Buyer. Neither Buyer nor FARO is subject to any judgment, order, writ, injunction or decree of any governmental body.

         SECTION V.6 BROKERS AND FINDERS. No agent, broker, investment banker, person or firm acting on behalf of Buyer, FARO or any entity affiliated with either of them is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the transactions contemplated hereby.

         SECTION V.7 FARO INFORMATION. FARO has delivered or made available to Sellers true and complete copies of the FARO Filings. At the date hereof, the FARO Filings, taken as a whole, do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

         SECTION V.8 NO MATERIAL ADVERSE CHANGE. Since the date of FARO's 10-K Balance Sheet, FARO has not suffered any Material Adverse Effect.

         SECTION V.9 UNDISCLOSED LIABILITIES. FARO has no liabilities (absolute, accrued, contingent or otherwise) required by USGAAP to be reflected or reserved against in the consolidated statement of assets and liabilities of FARO except (a) liabilities reflected or reserved against in the Form 10-Q Balance Sheet, and (b) liabilities incurred since March 30, 1997 in the ordinary course of business, and which, in the aggregate, do not have a Material Adverse Effect.

         SECTION V.10 COMPLIANCE WITH LAWS. Each of Buyer and FARO has conducted its business so as to comply with, and is not in violation of, nor has it received any written notice claiming it is in violation of, any order, law, ordinance, statute, rule or regulation applicable to it, or to its business or any of its property or assets including, without limitation, any environmental or worker safety and protection laws and regulations, except to the extent that such non-compliance would not have a Material Adverse Effect. Each of Buyer and FARO has all material licenses, permits, certificates of occupancy and authorizations necessary to conduct its business.

         SECTION V.11 GUARANTEE BY FARO. FARO guarantees all obligations of Buyer under this Agreement and its exhibits.

                                   ARTICLE VI

                        FURTHER COVENANTS AND AGREEMENTS

         SECTION VI.1 THE TAX REGISTRATION STATEMENT. Following the Closing, FARO shall file with the SEC a registration statement (the "Tax Registration Statement") with respect to 343,750 shares of the Purchase Price Shares in accordance with the Registration Rights Agreement.

         SECTION VI.2 TAX LOAN. Following the Closing, FARO or the Buyer will make a loan (the "Tax Loan") to a Seller if the German taxing authorities assess taxes on the sale of such Seller's Quotas pursuant to this Agreement before the Tax Registration Statement is declared effective by the SEC. The principal amount of a Tax Loan to a Seller will be the amount of taxes due and payable to the German taxing authorities by such Seller as a result of the sale of such Seller's Quotas pursuant to this Agreement, up to a maximum of U.S. $2,062,500 to each Seller. A Tax Loan to a Seller shall be secured by a pledge to FARO or the Buyer of the number of such Seller's shares of FARO Common Stock equal to the amount of such Tax Loan divided by the assumed per share price of $12 for FARO Common Stock. Each Tax Loan shall be evidenced by a Promissory
Note in the form attached as Exhibit "A" and a Pledge Agreement attached as Exhibit "B." Such Seller shall repay all principal and accrued interest the Tax Loan in full within 30 days of the date that the SEC declares the Tax Registration Statement effective (or the date that the shares subject to the Tax Registration Statement can be sold under the United States Securities Act of 1933, as amended, without registration with the SEC, if earlier). In the discretion of such Seller, he may repay a Tax Loan either in cash or, in lieu of cash, with shares of FARO Common Stock at an agreed upon price of $12 per share (regardless of the market price of FARO Common Stock on the date of payment). Interest on the Tax Loan will be calculated on the outstanding principal balance of the Tax Loan, from time to time, at the applicable federal rate promulgated by the United States Internal Revenue Service. Interest on the Tax Loan will commence on the date the Tax Loan is made to a Seller and continue until the Tax Loan is repaid in full.

         SECTION VI.3 RELEASE OF GUARANTEES. With respect to any indebtedness of the Company reflected or reserved against in the Interim Balance Sheet that is personally guaranteed by a Seller, the Company, following the Closing, will attempt to obtain the release of such guarantees, and if such releases cannot be obtained, then FARO or the Buyer shall repay the indebtedness.

         SECTION VI.4 FILINGS. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdictions to the extent that such filings are necessary to consummate the transactions contemplated hereby and will use its reasonable efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

         SECTION VI.5 EFFECTIVE TIME OF CLOSING AND TRANSFER. The Closing shall be effective for all purposes as of the close of business on the Closing Date.

         SECTION VI.6 ANNOUNCEMENTS. Except as expressly contemplated by this Agreement, the parties will mutually agree as to the time, form and content before issuing any press releases or otherwise making any public statements or statements to third parties with respect to transactions contemplated hereby and shall not issue any press release or, except as necessary to perform their respective obligations hereunder, discuss the transactions contemplated hereby with any third party prior to reaching mutual agreement with respect thereto, except as may be required by law. Notwithstanding the foregoing, in the event that FARO is required by law or the rules of the NASDAQ Stock Market, Inc. to make a statement with respect to the transactions contemplated herein, FARO may make such a statement and shall notify in writing the Sellers as to the time, form and content of such statement.

         SECTION VI.7 COSTS AND EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own costs and expenses (including legal fees and expenses) incurred in connection with due diligence reviews, the preparation, negotiation and execution of this Agreement and all other agreements, certificates, instruments and documents delivered hereunder, and all other matters relating to the transactions contemplated hereby. All German transfer and intangible taxes, if any, arising in connection with the sale and assignment of the Quotas hereunder shall be paid by the Sellers. All transfer and intangible taxes, if any, arising in connection with the sale and delivery of the Purchase Price Shares hereunder shall be paid by FARO. All fees and charges arising from notary requirements applicable to the sale and assignment of Quotas shall be paid by the Buyer. In addition, at the Closing, the Sellers shall repay any loans made by FARO to the Company and guaranteed by the Sellers to finance the expenses of the Company's professionals in connection with the transaction contemplated herein.

         SECTION VI.8     FURTHER ASSURANCE.

                 (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all necessary action, including, without limitation, the execution and delivery of such further purposes or otherwise to consummate and give to the transactions contemplated hereby. If any consent or approval required for the consummation of the transactions contemplated hereby is not obtained prior to the Closing, Sellers shall cooperate with FARO and Buyer, and attempt in good faith, to obtain such consent or approval during the one year period immediately following the Closing.

                 (b) From and after the Closing Date, the Buyer or FARO shall promptly inform the Sellers of any tax audit of the Company by the German tax authority and to give the Sellers the opportunity to participate in such a tax audit.

         SECTION VI.9 LOCK-UP. For a period of six months following the date of this Agreement, the Sellers will not, and will instruct its Affiliates not to, acquire, agree to acquire, or make any proposal to acquire any shares of FARO Common Stock.

         SECTION VI.10 EMPLOYMENT AGREEMENTS. On or promptly following the Closing Date, each Seller shall enter into a employment agreements with FARO in the form of attached Exhibits "C" and "D", respectively.

         SECTION VI.11    STOCK OPTIONS.

                 (a) Following the Closing Date, the Buyer shall establish a stock option plan, similar to FARO's 1997 Employee Stock Option Plan but modified to comply with the requirements of German law, for the Company (or the Company's successor following the Closing), under which (i) options to purchase 5% of the total amount of outstanding capital interests of the Company or its successor will be granted to the Sellers (2.5% to each of Messrs. Buss and Scharbach), and (ii) the exercise price of such options, in the aggregate, shall be U.S.$1,000,000, and the exercise price per option will be determined based on the total number of outstanding shares of capital interests of the Company.

                 (b) Following the Closing, FARO will grant options to purchase 200,000 shares of FARO Common Stock in the aggregate under FARO's 1997 Employee Stock Option Plan to the employees of the Company listed on section
6.11 of the Disclosure Schedule.

         SECTION VI.12 POST-CLOSING OBLIGATIONS OF SELLERS. Within 90 days following the Closing, the Sellers will dispose of all of their respective interests in Argusq GmbH, and Sellers shall pay, or cause to be paid, the net amount of debt owed by Argusq GmbH to the Company in full at or before such dispossession. Sellers agree to transfer to Buyer all of their respective interests in Antares LDA in consideration for DM 1,000.

                                  ARTICLE VII

                                INDEMNIFICATION

         SECTION VII.1 INDEMNIFICATION BY SELLERS. Each Seller, jointly and severally, shall indemnify, defend, reimburse, and hold FARO, the Buyer, and the Company (but any payment for an indemnity claim shall only be made once) harmless from and against any and all demands, claims, actions, suits, liabilities, damages, losses, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) relating to, resulting from or arising out of:

                 (i) any breach or inaccuracy (or material alleged breach or material alleged inaccuracy resulting from a third party claim) of any guaranty made hereunder by Sellers pursuant to this Agreement or any Related Agreement;

                 (ii) any breach or failure by the Sellers to perform any covenant, agreement, or obligation required by this Agreement or any Related Agreement;

                 (iii) any claim (including a claim for reimbursement) arising out of any Grants paid to the Company prior to the Closing;

                 (iv) any claims by or liabilities with respect to any employee of the Company with respect to his or her employment or termination of employment on or prior to the Closing Date;

                 (v) the conduct of the Company or operations of the Company prior to the Closing; and

                 (vi) any personal liabilities of a Seller directed against the Buyer or FARO based on Section 419 of the German Civil Code.

         SECTION VII.2 INDEMNIFICATION BY BUYER AND FARO. Buyer and FARO shall indemnify, defend, reimburse, and hold each Seller harmless from and against any and all demands, claims, actions, suits, liabilities, damages, losses, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) relating to, resulting from or arising out of:

                 (i) any breach or inaccuracy (or material alleged breach or material alleged inaccuracy resulting from a third party claim) of any guaranty made hereunder by Buyer or FARO pursuant to this Agreement or any Related Agreement; and

                 (ii) any breach or failure by Buyer or FARO to perform any covenant, agreement, or obligation required by this Agreement or any Related Agreement;

         SECTION VII.3    LIMITATION OF LIABILITY.

                 (a) Notwithstanding any other provision in this Agreement, the maximum amount of the Sellers' aggregate indemnification obligations pursuant to Sections 7.1 (i) - (v) (including the obligation dealt with in Section 7.3(c) hereof) (other than indemnification claims with respect to any breach or inaccuracy of any guaranty in Sections 4.4 and 4.9 hereof) shall be the Escrow Shares and any indemnification pursuant to this section shall be provided by the Escrow Shares (except that indemnification claims with respect to any breach or inaccuracy of any guaranty in Sections 4.4 and 4.9 hereof are not limited to the Escrow Shares). For purposes of any indemnification claim under Section 7.1, the Escrow Shares shall be valued at U.S. $12 per share notwithstanding the market price of the FARO Common Stock at the time of the indemnification claim. There is no limit to Sellers' aggregate indemnification obligations for indemnification claims with respect to any breach or inaccuracy of any guaranty in Section 4.4 hereof.

                 (b) Notwithstanding any other provision in this Agreement, the maximum amount of the Buyer's and FARO's aggregate indemnification obligations pursuant to Section 7.2 shall be Four Million U.S. Dollars (US $4,000,000).

                 (c) With respect to any indemnification obligations Sellers for any breach or inaccuracy of any guaranty in Section 4.9 hereof as evidenced by the findings of a Tax audit or otherwise, the Sellers shall be liable to indemnify FARO and the Buyer for claims on account of Taxes only to the extent that any additional Taxes are not compensated by reduced tax burdens in subsequent taxable years resulting from such additional Taxes. If such additional Taxes are linked to Tax benefits arising in subsequent years (because, for example, a Tax audit requires additional capitalization to the basis of a depreciable asset bringing about greater depreciation in a subsequent year), the liability of Sellers attributable to the additional Taxes shall be reduced by the discounted cash value of the additional Tax benefit discounted at a rate of 8% per year. The principal of "compensation of advantages to compensate damages" (Vorteilsausgleich) shall apply.

         SECTION VII.4 SURVIVAL OF GUARANTIES. Except for the guaranties set forth in Sections 4.4 and 4.9 hereof, the guaranties made pursuant to this Agreement including, without limitation, all guaranties made in any exhibit or schedule or certificate delivered thereunder, shall survive the execution of this Agreement and the Closing Date until and shall survive and continue for a period of 18 months following the Closing Date, at which time such guaranties shall expire. The guaranties set forth in Section 4.4 hereof shall survive for 30 years. The guaranties set forth in Section 4.9 hereof shall expire six months after a tax order by the tax authority is delivered to the Buyer after the tax authorities completed an official audit of the Company and has become final and indisputable.

         SECTION VII.5 INDEMNIFICATION CLAIMS PROCEDURES. All claims for indemnification by any party seeking indemnification (the "Indemnified Party") from another party (the "Indemnifying Party") under Sections 7.1 or 7.2 shall be asserted and resolved as follows:

                 (a) In the event that any claim or demand for which the Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, the Indemnified Party shall promptly notify the Indemnifying Party in reasonable detail of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The Indemnifying Party shall have thirty (30) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires to defend the

Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to shall have the right to defend the Indemnified Party by counsel of the Indemnifying Party's own choosing, either in Indemnifying Party's name, or the Indemnified Party's name by appropriate proceedings. If any Indemnified party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense and, in any event, the Indemnified Party shall cooperate with the Indemnifying Party and such counsel. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party shall give to the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party, to the extent consistent with the application of relevant evidentiary privileges. The Indemnifying Party shall keep the Indemnified Party reasonably apprised of the course of any negotiations or proceedings and the Indemnifying Party shall not settle any claim or demand without the consent of the affected Indemnified Party, which consent shall not be unreasonably withheld or unduly delayed. As soon as reasonably practicable after the Indemnifying Party has reached a final decision as to whether or not all or any portion of the obligations related to such claim or demand are obligations for which the Indemnifying Party is required to indemnify such Indemnified Party hereunder and, in any event, prior to entering into any such settlement or other final resolution of any claim or demand, the Indemnifying Party shall notify the Indemnified Party in writing of its position as to whether or not all or any portion of the obligations related to such claim or demand are obligations for which the Indemnifying Party is required to indemnify such Indemnified Party in accordance with this Article X.

                 (b) If the Indemnifying Party elects or is deemed to have elected not to take over the defense of any such claim or demand, the Indemnified Party shall have the right to defend, compromise and settle such claim or demand on such terms as the Indemnified Party in their discretion may determine, subject to the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or unduly delayed, and the Indemnifying Party shall continue to be bound to indemnify the Indemnified Party in accordance with and to the extent provided under the terms of this
Article VII. The Indemnified Party shall or shall direct in writing its counsel to deliver to the Indemnifying Party copies of all correspondence and other matters relating to such claim or demand. Notwithstanding the foregoing, to the extent that the claim or demand involves or could result in claims against, or potential liability of, the Indemnifying Party the extent or nature of which were not known by the Indemnifying Party as of the date the Indemnifying Party elects or is deemed to have elected not to take over the defense of such claim or demand, the Indemnifying Party shall, by written notice to the Indemnified Party, be entitled to take over the defense of such claim or demand.

                 (c) in the event an Indemnified Party should have a claim against the

Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party.

                 (d) the Indemnified Party's failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which it may have to an Indemnified Party except to the extent the failure to give such notice prejudiced the Indemnifying Party.

         SECTION VII.6 RIGHT OF SET-OFF. In addition to any other remedy available in equity or at law, the Indemnified Party shall be entitled to set off the amount of any obligation for which it is entitled to be indemnified under this Article VII against any amounts payable to the Indemnifying Party hereunder, under any Related Agreement other agreement contemplated hereby, or any other agreement between the Indemnified Party and the Indemnifying Party.

                                  ARTICLE VIII

                                 MISCELLANEOUS

         SECTION VIII.1 LEGAL MATTERS. The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of the Federal Republic of Germany. Any disputes arising with respect to this Agreement will be resolved in accordance with the provisions of the Arbitration Agreement attached as Exhibit "H." In any mediation, arbitration, or legal proceeding arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in enforcing, defending, or prosecuting any claim arising out of this Agreement, including all fees, costs, and expenses of experts, attorneys, witnesses, collection agents, and supersedeas bonds, whether incurred before or after demand or commencement of legal proceedings, and whether incurred pursuant to trial, appellate, mediation, arbitration, bankruptcy, administrative, or judgment-execution proceedings. The obligation of the losing party, however, shall not exceed the fees that could be charged on the basis of the German statutory schedule for attorney fees (BRAGO) on the basis of first instance fees.

         SECTION VIII.2 ENTIRE UNDERSTANDING; WAIVER. This Agreement and the Related Agreements record the final, complete, and exclusive understanding among the parties regarding the subjects addressed in them and supersede any prior or contemporaneous agreement, understanding, or representation, oral or written, by any of them. The provisions hereof may not be changed, modified, waived, or altered except by an agreement in writing signed by the party entitled to the benefit of the provision to be waived hereto. A waiver by any party of any of the terms or conditions of this Agreement, or of any breach thereof, shall not be deemed a waiver of such term or condition for the future, or of any other term or condition hereof, or of any subsequent breach thereof.

         SECTION VIII.3 SEVERABILITY. Whenever possible, each provision of this Agreement should be construed and interpreted to so that it is valid and enforceable under applicable law. If a provision of this Agreement is held to be invalid or unenforceable under applicable law, however, that provision will be deemed separable from the remaining provisions of this Agreement and will not affect the validity or interpretation of the other provisions of this Agreement or the application of that provision to other circumstances in which it is valid and enforceable.

         SECTION VIII.4 NOTICES. Each demand, notice, consent, approval, and other communication required or permitted by this Agreement will be valid only if it is (a) in writing (whether or not this Agreement expressly states that it must be in writing) (b) delivered personally or sent by telecopy, commercial courier, or first class, postage prepaid, United States mail (whether or not certified or registered, and regardless of whether a return receipt is requested or received by the sender), and (c) addressed by the sender to the intended recipient as follows:

                          If to Buyer or FARO:

                          FARO Technologies, Inc.
                          125 Technology Park
                          Lake Mary, Florida  32746
                          Telecopy: (407) 333-4181
                          Attention:  Gregory A. Fraser

                          With a copy to:

                          Foley & Lardner
                          100 North Tampa St., Suite 2700
                          Tampa, Florida 33602
                          Telecopy: (813) 225-4102
                          Attention:  Martin A. Traber

                          If to the Sellers:

                          Erbprinzenstr. 31
                          Karlsruhe, Deutschland  76133

                          With a copy to:

                          Hasche Eschenlohr Peltzer Riesenkampff Fischoetter, 60325 Frankfurt
                          Niedenau 68

                          Frankfurt, Germany
                          Telecopy: 011-49-69-71-701-220
                          Attention:  Martin Peltzer

or to any other address as Buyer, FARO, or the Sellers designate by written notice to the other parties. A validly given consent, demand, notice, approval, or other communication required or permitted by this Agreement will be effective (i) on its receipt, if delivered personally if sent on a Business Day during the hours of 9:00 a.m. and 6:00 p.m. at the location of the party receiving the notice, but if not, then immediately upon the beginning of the first Business Day after being sent; (ii) if by Federal Express or any other reputable overnight delivery service, two Business Days after being placed in the exclusive custody and control of said courier; and if mailed by certified mail, return receipt requested, seven Business Days after mailing. Notwithstanding the foregoing, with respect to any Notice given or made by telecopier or similar device, such notice shall not be effective unless and until (i) the telecopier or similar device being used prints a written confirmation of the successful completion of such communication by the party sending the notice, and (ii) a copy of such notice is deposited in first class mail to the appropriate address for the party to whom the notice is sent. Each party promptly shall notify the other of any change in the party's mailing address.

         SECTION VIII.5 CAPTIONS. The captions herein are for convenience only and shall not be considered a part of this Agreement for any purpose, including, without limitation, the construction or interpretation of any provision hereof.

         SECTION VIII.6 ASSIGNS; PARTIES IN INTEREST. Neither this Agreement nor any of the rights or obligations arising hereunder shall be assignable without the prior written consent of the parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer upon any Person, other than the parties hereto, and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         SECTION VIII.7 EFFECTIVENESS. This Agreement will become effective with respect to the original parties to it, as of its stated execution date, when each of those parties has executed and delivered to the others a counterpart of this Agreement.

         SECTION VIII.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

         SECTION VIII.9 CONSTRUCTION OF TERMS. Any reference herein to the masculine or neuter shall include the masculine, the feminine, and the neuter, and any reference herein to the singular or plural shall include the opposite thereof. The parties to this Agreement acknowledge that each party and counsel to each party has participated in the drafting of this Agreement and agree that this Agreement shall not be interpreted against one party or the other based upon who drafted it.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                        FARO TECHNOLOGIES, INC.


                                        By:  /s/  Simon Raab
                                           ----------------------------------
                                        Name:   Simon Raab
                                        Title:  President

                                        TSP AURIGA VERMoGENSVERWALTUNGS GMBH


                                        By:  /s/  Simon Raab
                                           ----------------------------------
                                        Name:   Simon Raab
                                        Title:  Managing Director


                                        /s/  Siegfried Kurt Buss
                                        -------------------------------------
                                        SIEGFRIED KURT BUSS



                                        /s/  Wendelin Karl Johannes Scharbach
                                        -------------------------------------
                                        WENDELIN KARL JOHANNES SCHARBACH

                                    EXHIBITS



A - Promissory Note
B - Stock Pledge Agreement
C - Employment Agreement for Siegfried Buss
D - Employment Agreement for Wendelin Scharbach
E - Escrow Agreement
F - Registration Rights Agreement
G - Consent of Mrs. Buss
H - Arbitration Agreement





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